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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant   [ ]
Filed by a Party other than the Registrant   [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12

                         FIRST KEYSTONE FINANCIAL, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             NOMINATING STOCKHOLDERS
                             Lawrence Partners, L.P.
                         Lawrence Offshore Partners, LLC
                               Lawrence Garshofsky
    ------------------------------------------------------------------------
    (Name of Person(s) filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1) and 0-11.

    1)  Title of each class of securities to which transaction applies:

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    2)  Aggregate number of securities to which transaction applies:

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    3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials:


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[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

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

                           THE NOMINATING STOCKHOLDERS

                                January 18, 2007

Dear Fellow Stockholders:

         We are current stockholders (the "Nominating Stockholders") of First Keystone Financial, Inc. (the "Company"). We are asking for your vote at the 2007 annual meeting of stockholders of the Company in order to elect two highly qualified nominees, Lawrence Garshofsky and Jeffrey E. Susskind, to the Company's Board of Directors.

         In our view, the Company's current Directors and senior management have failed to explore all of the possible methods for maximizing stockholder value and have instead chosen to perpetuate themselves in office.

         The Nominating Stockholders feel that the Company's Board needs a new approach. We believe that the best way to do this is to replace a portion of the current Board with new Directors who will consider new ways for enhancing stockholder value.

         The Nominating Stockholders are seeking your support at the 2007 Annual Meeting of Stockholders. Please carefully read the enclosed Proxy Statement for more detailed information about our nominees for Director.

                                             Thank you for your support,

                                             THE NOMINATING STOCKHOLDERS

                                   ----------

        IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN VOTING YOUR GOLD PROXY CARD OR NEED ADDITIONAL COPIES OF THE NOMINATING STOCKHOLDERS' PROXY
     MATERIALS, PLEASE CALL OUR PROXY SOLICITOR, D.F. KING & CO., INC., AT:

                              D.F. King & Co., Inc.
                             Attn: Richard Grubaugh
                                 48 Wall Street
                            New York, New York 10005
                         (Call Toll Free (888) 628-8208)

                         FIRST KEYSTONE FINANCIAL, INC.

                                   ----------

                         ANNUAL MEETING OF STOCKHOLDERS
                                February 7, 2007

                                   ----------

                                 PROXY STATEMENT
                                       OF
                           THE NOMINATING STOCKHOLDERS
       (OPPOSING THE BOARD OF DIRECTORS OF FIRST KEYSTONE FINANCIAL, INC.)

         This Proxy Statement and GOLD proxy card are being furnished to the holders (the "Stockholders") of the common stock, $.01 par value (the "Common Stock"), of First Keystone Financial, Inc. (the "Company"), a Pennsylvania corporation, in connection with the solicitation of proxies by three of the Company's current Stockholders (the "Nominating Stockholders"). The Annual Meeting of Stockholders is scheduled to be held on February 7, 2007. Please refer to the Company's proxy statement for the time and location of the Annual Meeting. Stockholders who owned the Common Stock on December 12, 2006 (the "Record Date") are entitled to vote at the Company's Annual Meeting. The Company's principal executive offices are located at 22 West State Street, Media, Pennsylvania 19063.

         At the Annual Meeting, the Company will be seeking:

         o the election of three Directors for terms of four years or until successors have been elected and qualified and

         o ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2007.

         The Nominating Stockholders beneficially own 155,850 shares of Common Stock, which represents 6.4% of the Company's outstanding Common Stock, as of December 12, 2006, based upon the Company's proxy statement. They are soliciting the votes of other Stockholders at the Annual Meeting on February 7, 2007 or any adjournment(s) or postponement(s) thereof:

         o to elect Lawrence Garshofsky and Jeffrey E. Susskind (the "Stockholder Nominees") to four-year terms as Directors of the Company in opposition to the Directors nominated for election by the Company and

         o to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2007.

         This Proxy Statement and GOLD proxy card are being first mailed or furnished to Stockholders on or about January 18, 2007.

         The names and addresses of the Nominating Stockholders are:

         Lawrence Partners, L.P., a California limited partnership 9665 Wilshire Blvd., Suite 200
         Beverly Hills, California  90212

         Lawrence Offshore Partners, LLC, a Manx limited liability company c/o Lawrence Garshofsky and Company LLC
         9665 Wilshire Blvd., Suite 200
         Beverly Hills, California  90212

         Lawrence Garshofsky
         c/o Lawrence Garshofsky and Company LLC
         9665 Wilshire Blvd., Suite 200
         Beverly Hills, California  90212

         Each of the Nominating Stockholders has been a beneficial owner of the Company's Common Stock for over two years. Additional information concerning the Nominating Stockholders is set forth on Exhibit A.

         The Nominating Stockholders' goal is to maximize Stockholder value. We believe, in light of the Company's performance over the last three years, that one of the best ways to accomplish this goal is through electing new Directors who are truly independent of management and who are willing to explore options that the current Directors do not appear to us to have seriously considered. Through representation on the Board of Directors, the Stockholder Nominees will attempt, among other things, to persuade the Board of Directors to retain an investment banker to determine the true value of the Company, including in a potential sale context.

         Your last dated proxy is the only one that counts, so return the GOLD proxy card in the enclosed postage-paid envelope even if you have previously delivered a proxy card to the Company. We urge you not to return any proxy card sent to you by the Company.

         Your vote is important, no matter how many or how few shares you hold. If your shares are held in the name of a brokerage firm, bank or nominee, only they can vote your shares, and only upon receipt of your specific instructions. Accordingly, please return the proxy card in the envelope provided by your bank or broker or contact the person responsible for your account and give instructions for such shares to be voted for the Stockholder Nominees. You should be aware that if your shares of Common Stock are held through a bank, brokerage firm or other nominee, you will be unable to change your vote at the Annual Meeting unless you obtain a "legal proxy" from the bank, brokerage firm or other nominee.

         If your shares are registered in more than one name, the GOLD proxy card should be signed by all such persons to ensure that all shares are voted for the Stockholder Nominees.

         Holders of record of shares of Common Stock on the Record Date are urged to submit a proxy, even if such shares have been sold after the Record Date.

         THIS SOLICITATION IS BEING MADE BY THE NOMINATING STOCKHOLDERS AND NOT ON BEHALF OF THE COMPANY. THE NOMINATING STOCKHOLDERS ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING. SHOULD OTHER MATTERS, WHICH THE NOMINATING STOCKHOLDERS ARE NOT AWARE OF A REASONABLE TIME PRIOR TO THE ANNUAL MEETING, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

         If you have any questions or need assistance in voting your shares, please call:

                              D.F. King & Co., Inc.
                             Attn: Richard Grubaugh
                                 48 Wall Street
                            New York, New York 10005
                         (Call Toll Free (888) 628-8208)

                          REASONS FOR OUR SOLICITATION

         The Nominating Stockholders believe that the Company's current management and Board of Directors have not done all they should do to maximize Stockholder value, including, in particular, exploring a potential sale of the Company. We are concerned that, if the Board's nominees for Director are reelected, the Board will not significantly increase or broaden its efforts in this regard. In particular, we note:

         o the Company's net income for each of fiscal years 2004, 2005 and 2006 was substantially below net income in fiscal 2003 and fiscal 2002;

         o following a 2005 examination, the Office of Thrift Supervision ("OTS") imposed Supervisory Agreements on the Company and its operating subsidiary (the "Bank") that, among other things, forced the Company to stop paying dividends and limited the Bank's growth;

         o the Company was unable to immediately comply with the Supervisory Agreements and a follow-up OTS examination noted a number of areas in which the Bank could improve;

         o the Company conducted a private placement of common stock (the "PIPE Offering") at a discount which we believe was significantly dilutive to, and not in the best interests of, the then-existing Stockholders;

         o the Company's stock price over the last three years has underperformed a peer group of financial institutions;

         o the Board's nominees, including two current Directors in particular, have been closely associated with current management; and

         o one of the Board's nominees is 88 years of age, well past the age at which other Directors must retire (75); he is eligible for election only because of a special exemption provision in the Company's bylaws that was added by the Board when he was a member.

         If elected, the Stockholder Nominees intend to, among other things:

         o work with management to avoid actions, such as the recent PIPE Offering, that we believe are dilutive to, and not in the best interests of, current Stockholders;

         o propose amendments to eliminate or change provisions of the Company's charter documents that might be used to perpetuate the Company's management and Board in office. Those amendments might include eliminating the four classes of Board members and requiring that all Directors be elected annually, as well as enacting other changes that the Stockholder Nominees may determine are needed in order to improve the Company's corporate governance structure;

         o try to convince the Board to retain an investment banker to determine the Company's value, including in a sale context versus remaining independent; and

         o explore other methods for improving the Company's financial performance and other ways to enhance Stockholder value.

         In connection with the Company's recent PIPE Offering, the Board will get a new Director, whose interests do not appear to be affected by the factors described above. However, we fear that the additional Director will not have an adequate impact on the Company's direction and believe that additional truly independent Directors are essential to protect all of the Stockholders' economic interests.

                               NET INCOME DECLINES

         The Company's net income in fiscal 2005 declined by more than 72% from fiscal 2004 (from $2.20 million, or $1.21 per share, in fiscal 2004 to $610,000, or $0.33 per share, in fiscal 2005). This followed a decline in fiscal 2004 net income of almost 20% from fiscal 2003 (from $2.74 million in fiscal 2003, or $1.44 per share, to $2.20 million, or $1.21 per share, in fiscal 2004). In fiscal 2006, net income rebounded to $1.04 million, or $0.55 share, but was only 38% of net income for each of fiscal 2003 and fiscal 2002.

                         ADVERSE REGULATORY DEVELOPMENTS

         The 2005 earnings decline was due to, among other things, an almost six-fold increase in provisions for loan losses (from $300,000 in fiscal 2004 to $1.78 million in fiscal 2005). The Company described that increase in its recently filed Form 10-K Annual Report as

         "reflect[ing] management's assessment of a number of factors, including, among other things, the significant increase in the level of the Company's non-performing loans including migration in the Company's classification of such assets in substandard, doubtful and special mention categories . . . the changing composition of the commercial and multi-family real estate and commercial business loan portfolios as well as discussions with the examination staff in connection with the examination of the Company by the OTS in 2005."

         In fiscal 2006, the provision for loan losses declined to $1.21 million, but this was accompanied by a net loans charge-off of $1.31 million, an increase of $970,000 from the net loans charge-off for fiscal 2005. The Company's reassessment of its provisions for loan losses and loans charge-off have included the commercial real estate area, one of the areas the Company seeks to emphasize. Interestingly, in fiscal 2004 the Company, according to its latest Form 10-K, had decreased its provision for loan losses "primarily due to its assessment of the amount of losses and charge-offs it would incur with respect to non-performing commercial real estate loans."

         Following the OTS examination that the Company describes as a factor in management's readjustment of the Company's loan loss provision, the OTS imposed Supervisory Agreements on both the Company and the Bank in February 2006. Under those agreements, the Company is prevented from paying dividends. The Company states that it may resume paying dividends upon reducing its debt-to-equity ratio to below 50%, if the OTS does not object. Because of the recent PIPE Offering, the Company believes it may be able to resume paying dividends by the end of September 2007.

         Among other things, the Supervisory Agreements also limit the Company's ability to grow, primarily by prohibiting the Bank from growing in certain key respects. The Bank failed to comply with these prohibitions for the quarters ended March 31, 2006 and June 30, 2006. The Company reported that the OTS stated it would not take action as to those failures provided the Company complied by September 30, 2006. The Company complied by reducing assets.

         The Company discloses in its latest Form 10-K that it and the Bank recently underwent a follow-up examination by the OTS. It describes the OTS's findings as a determination that the Company and the Bank were "in full or partial compliance with substantially all of the provisions of the supervisory agreements." The Company, however, conceded in its Form 10-K that "the examination did note a number of areas for improvement with respect to the Bank's loan underwriting, credit analysis and asset classification policies and procedures."

                               STOCK PRICE DECLINE

         The stock price performance table in the Company's proxy statement indicates how the Company's stock has performed compared to a peer group of financial institutions. Between September 30, 2003 and September 30, 2006, the Company's stock price declined by over 25%. Over the same period, the Nasdaq Bank Index increased approximately 26% and the S&P Bank Index increased approximately 29%. Between September 30, 2006 and January 17, 2007, the Company's closing stock price has declined from $19.71 per share to $19.20.

                                  PIPE OFFERING

         In the summer of 2006, the Company began pursuing an equity financing to improve its debt-to-equity ratio. After several months of pursuing the financing, the Company, in December 2006, sold 400,000 shares of common stock in the PIPE Offering -- 16.5% of the Company -- with 368,790 of those shares being sold for $16.00 per share, a 20% discount to the closing stock price of the stock on the date on which the transaction was signed up and a price equal to only 60% of the Company's closing price on September 30, 2003.

                          CONSIDERATION OF ALTERNATIVES

         Beginning in September of 2005, certain of the Nominating Stockholders have asked management and the Board to consider taking action to enhance Stockholder value, including the sale of the Company to a larger institution. The Company did not reply.

         In February 2006, after the Company announced in a press release the OTS's imposition of the Supervisory Agreements, Mr. Garshofsky wrote to the Board, this time to address the actions the Company said it was considering in response to the Supervisory Agreements (a copy of the letter is attached to a Schedule 13D filed with the SEC on February 24, 2006). Management in its press release said that it would try to enhance capital and reduce the Company's debt-to-equity ratio, including considering various alternatives which might include raising additional equity capital combined with redeeming a portion of the Company's subordinated debt. Mr. Garshofsky, in his letter, pointed out that management's statements omitted an alternative that, in his opinion, could be, and can still be, highly beneficial to Stockholders -- selling the Company or merging with a converting mutual or mutual holding company. He contended that, as part of a larger institution -- a healthy one -- the Company could avoid the capital and operational difficulties that gave rise to the Supervisory Agreements. Again, the Company did not reply.

                 MANAGEMENT NOMINEES AND NEED FOR NEW DIRECTORS

         The Nominating Stockholders believe that the Company's nominees for Director are, in effect, so much a part of the Company's problems that they would be less effective in finding the solutions than would the Stockholder Nominees. They Company's nominees have all been a part of the Company during the past several years when earnings and stock prices have declined. We are concerned that two of the nominees, in particular, have been so involved with the Company that they would be less receptive to the types of change we feel that the Company needs than would the Stockholder Nominees.

         Edmund Jones (88) has been a Director since 1947. He was Chairman of the Bank's Board from 1979 until 1993. He is a member of the law firm of Jones, Strohm & Guthrie, P.C., which provides legal services to the Company and, according to the Company's latest Form 10-K, "prepares mortgage documents and attends loan closings for which it is paid directly by the borrower." If Mr. Jones had not already been a member of the Company's Board, he would have become ineligible for election to the Company's Board 13 years ago under the terms of the Company's bylaws, which prohibit a person from being elected, reelected or appointed to the Board if he or she is more than 75 years of age. However, Mr. Jones remains eligible because the bylaws, which were approved while he was sitting on the Board, provide a "grandfather clause" for any person who was sitting on the Board on September 21, 1994. We generally applaud a Company's loyalty to a long-time Director. However, we feel that at some point an exception from the age limitation becomes inappropriate. We believe that it is time to thank Mr. Jones for his very long involvement with the Company and elect a new, truly independent Director.

         Donald S. Guthrie (71) has been a Director since 1994 and was the Company's President from 1994 until 2002 and was its Chief Executive Officer from 2002 until 2005. He was the President and Chief Executive Officer of the Bank from 1993 until 2005. That is, he was at the helm during the period that led to the Company's current financial and regulatory difficulties. In addition, he was previously a member of Mr. Jones' law firm, Jones, Strohm & Guthrie, P.C.

         In addition to the other items discussed above, the following provisions (or lack of provisions) of the Company's organizational documents make it more difficult to change control of the Company's Board compared to companies whose organizational documents provide differently:

         o The Board has been divided into four classes with the Directors serving four-year terms, the maximum time period contemplated under Pennsylvania corporate law. By comparison, the states of Delaware and California limit classified boards to three classes with a maximum of a three-year term for any director. Classified boards extend each member's term to multiple years and make it harder to replace the incumbent Board quickly.

         o The Company does not permit cumulative voting for Directors and there is no requirement that any Director receive a majority of the votes cast in order to remain on the Board -- a plurality is sufficient.

         o The Company's articles of incorporation impose what we believe to be a cumbersome process on non-insiders who seek to nominate new Directors for election. Two of the Nominating Stockholders followed this process, sending to the Company on November 21, 2006 the detailed required notice of their intent to nominate the Stockholder Nominees. They did not receive any confirmation from the Company that the nominations were acceptable until January 5, 2007, over six weeks later.

         As discussed in this Proxy Statement, the Company has failed to respond to suggestions and inquiries from the Nominating Stockholders. In addition, in the summer of 2006, Mr. Garshofsky was contacted about investing in the PIPE Offering by the Company's investment banking firm. He expressed his interest in investing and asked for a copy of the offering materials. Shortly thereafter, he was told he could not be provided those materials without the Company's consent. He never received any materials. Neither the Nominating Stockholders nor any other accounts Mr. Garshofsky manages were afforded the opportunity to invest in the PIPE Offering and mitigate what they believe are the dilutive effects of that offering.

         The Nominating Stockholders' nominees are not bankers. They are businessmen and investors with substantial experience evaluating businesses (including holding companies for banks and other financial institutions) and the effects of management decisions on Stockholder value. That is what, in our opinion, this Company's Board has been missing.

         The Nominating Stockholders urge you to vote "FOR" Messrs. Garshofsky and Susskind.

               PROPOSAL NO. 1 -- ELECTION OF STOCKHOLDER NOMINEES

         The Company's Board of Directors is currently composed of eight Directors who are divided into four classes with members of each class serving four-year terms. The Company has nominated three incumbent Directors for election at the Annual Meeting. The Nominating Stockholders are seeking your support at the Annual Meeting to elect the Stockholder Nominees to serve for four-year terms or until their successors are duly elected and qualified.

         When you return the Nominating Stockholders' GOLD proxy card, you will be voting for Messrs. Garshofsky and Susskind to be members of the Company's Board of Directors. Each of Messrs. Garshofsky and Susskind has consented to being named in this Proxy Statement and has agreed to serve as a Director of the Company, if elected.

         The shares of Common Stock are traded on the Nasdaq Global Market. Each of the Stockholder Nominees is independent of the Company in accordance with SEC and Nasdaq Global Market rules on board independence.

         Lawrence Garshofsky is 52 years old and his residence address is 704 N. Hillcrest Road, Beverly Hills, California 90210. Since February, 1996, he has been a member and manager of Lawrence Garshofsky and Company LLC ("LGC"), an investment adviser registered with the California Department of Corporations that manages private investment funds and accounts. He has the authority to cause LGC to exercise its powers. LGC is the sole general partner of Lawrence Partners, L.P. and is the sole investment manager of Lawrence Offshore Partners, LLC. In those capacities, LGC has the power and authority to cause each of the Nominating Stockholders to make the nominations described in this Proxy Statement. Mr. Garshofsky's present business address is 9665 Wilshire Blvd., Suite 200, Beverly Hills, California 90212.

         Jeffrey E. Susskind is 53 years old and his private residence and business address is 282 N. Saltair Avenue, Los Angeles, California 90049. From January 2006 to the present, Mr. Susskind has been a private investor and independent consultant to Kayne Anderson Capital Advisors, LP in the areas of external manager evaluation, selection and monitoring. From 2002 to 2005, Mr. Susskind was the Founder and Chief Investment Officer of Zenith Asset Management, a manager of multi-strategy fund of hedge funds, and was primarily responsible for manager selection and portfolio construction. From 1999 to 2002, Mr. Susskind was a private investor. From 2000 to 2001, Mr. Susskind was a director of Bank Plus Corporation, the parent holding company for Fidelity Federal Bank, a $2 billion savings and loan based in Los Angeles, California. From 1991 to 1997, he served as a director of Sheridan Energy, Inc., a publicly traded independent oil and gas producer, serving as chairman from 1998 to 1999, and from 1993 to 1997, he was a director of ACC Consumer Finance, Inc., a publicly traded company that financed consumer installment contracts for automobile purchases.

         None of the Stockholder Nominees has ever been employed by the Company in any capacity or has ever been a Director of the Company.

         On November 21, 2006, Lawrence Partners, L.P. and Lawrence Offshore Partners, LLC each sold to the Susskind Family Trust, of which Mr. Susskind is the trustee, 2,500 shares of the Company's Common Stock for $19 per share. The sale to the Susskind Family Trust was pursuant to an oral agreement and was in connection with Mr. Susskind's agreeing to be nominated for election as a Director of the Company.

         The Nominating Stockholders are seeking the authority to vote for the Stockholder Nominees. Directors of the Company are elected by a plurality of the votes cast with a quorum present. At the Annual Meeting, the three persons who receive the greatest number of votes of the Stockholders represented in person or by proxy at the Annual Meeting will be elected Directors. Stockholders may not vote their shares cumulatively for the election of Directors. Abstentions are considered in determining the presence of a quorum, but will not affect the plurality vote required for the election of Directors. If the two Stockholder Nominees are elected to the Board, they will replace as Directors the two Company nominees who receive the fewest votes and the Company nominee receiving the highest vote will also be elected to the Board. Each of Messrs. Guthrie, Jones and Naessens has been nominated by the Company for election at the Annual Meeting to an additional four-year term. Information about the three Company nominees may be found in the proxy statement filed by the Company with the SEC on January 5, 2007.

         The GOLD proxy card being furnished to you by the Nominating Stockholders provides you with an opportunity to withhold authority with respect to any of the Stockholder Nominees by writing in the name of such nominee in the appropriate place on the proxy card.

         NOTE: There are three Board seats up for election. In light of that, if you provide us with the GOLD proxy card voting for one or both of the Stockholder Nominees, you

         o Will only be able to vote for up to two of the Board seats and will not be able to vote for all three seats.

         o Cannot return a proxy card to us that votes for one or both Stockholder Nominees and a proxy card to the Company that votes for one or two of the Company's nominees and have both proxies be effective. Only the proxy card with the latest date will be valid.

         The only way to vote for one or both of the Stockholder Nominees and one or two of the Company's nominees for Director is to attend the Annual Meeting in person and vote pursuant to the ballots that will be provided at the Annual Meeting, which, according to the Company's proxy statement, will contain the names of both the Company and our Director nominees.

         At the Annual Meeting, the Nominating Stockholders will not be permitted to exercise discretionary authority to fill the third Board seat and cannot use any proxy that you grant to vote for any of the Company's nominees for

Director. We cannot assure you that, if elected, the nominees of the Company's management will agree to serve with any of the Stockholder Nominees who may be elected. The Nominating Stockholders do not have any plans to fill any vacancies on the Board that may result from the election of the Stockholder Nominees.

         The Stockholder Nominees understand that, if elected as Directors of the Company, each of them will have an obligation under Pennsylvania law to discharge his duties as a Director in good faith, consistent with his fiduciary duties to the Company and its Stockholders.

         The Stockholder Nominees, if elected, will constitute a minority of the Company's Board of Directors. Accordingly, the Stockholder Nominees typically will not be able to adopt any measures without the support of at least some of the members of the current Board of Directors. The Stockholder Nominees would be expected to articulate and raise their concerns about the Company's operations with the rest of the Company's Board members. The Stockholder Nominees would seek to work with the existing members of the Company's Board to implement change.

         There can be no assurance that the actions the Stockholder Nominees intend to take as described in this Proxy Statement will be implemented if they are elected or that the election of the Stockholder Nominees will improve the Company's business or otherwise enhance Stockholder value. Your vote to elect the Stockholder Nominees will only have the legal effect of replacing two of the incumbent Directors with the Stockholder Nominees.

         The Nominating Stockholders do not expect that the Stockholder Nominees will be unable to stand for election, but, in the event that such persons are unable to serve or for good cause will not serve, the shares of Common Stock represented by the enclosed GOLD proxy card will be voted for substitute nominees. In addition, the Nominating Stockholders reserve the right to nominate substitute persons if the Company makes or announces any changes to the Company's bylaws or certificate of incorporation or takes or announces any other action that has, or if consummated would have, the effect of disqualifying the Stockholder Nominees. In any such case, shares of Common Stock represented by the enclosed GOLD proxy card will be voted for such substitute.

          THE NOMINATING STOCKHOLDERS STRONGLY RECOMMEND THAT YOU VOTE
                 "FOR" THE ELECTION OF THE STOCKHOLDER NOMINEES

                           PROPOSAL NO. 2 -- AUDITORS

         At the Annual Meeting, the Company will be soliciting proxies to ratify the Company's appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2007. The Nominating Stockholders have no objection to the ratification of the appointment of Deloitte & Touche LLP. The affirmative vote of the holders of a majority of the total votes present in person or by proxy is required for approval of the proposal to ratify the appointment of the independent registered public accounting firm. Abstentions will have the effect of a vote against the proposal to ratify the appointment of the independent registered public accounting firm.

               THE NOMINATING STOCKHOLDERS RECOMMEND THAT YOU VOTE
                 "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP

                                 OTHER PROPOSALS

         The Nominating Stockholders are not aware of any other proposals to be brought before the Annual Meeting. However, we intend to bring before the Annual Meeting such business as may be appropriate or make other proposals as may be appropriate to address any action of the Company's Board of Directors not publicly disclosed prior to the date of this Proxy Statement. Should other proposals be brought before the Annual Meeting, the persons named as proxies in the enclosed GOLD proxy card will vote on such matters in their discretion. The persons named as proxies may exercise discretionary authority only as to matters unknown to the Nominating Stockholders a reasonable time before this proxy solicitation.

                             RECORD DATE AND VOTING

         According to the Company's proxy statement, as of December 12, 2006 (the "Record Date"), the Company had outstanding 2,427,928 shares of Common Stock entitled to be voted at the Annual Meeting. Each share is entitled to one vote on each matter submitted to a vote of Stockholders. Only Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. If your shares are registered directly in your name with the Company's transfer agent, you are considered with respect to those shares the Stockholder of record, and these proxy materials are being sent directly to you. As the Stockholder of record, you have the right to submit your voting proxy directly to the Company using the enclosed proxy card or to vote in person at the Annual Meeting.

         If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name." These proxy materials are being forwarded to you by your broker who is considered, with respect to those shares, the Stockholder of record. As the beneficial owner, you have the right to direct your broker to vote your shares, and your broker or nominee has enclosed a voting instruction card for you to use. If your shares are held by a broker or nominee, please return your voting card as early as possible to ensure that your shares will be voted in accordance with your instructions. You are also invited to attend the Annual Meeting; however, since you are not the Stockholder of record, you may not vote these shares in person at the Annual Meeting unless you specifically request a document called a "legal proxy" from your broker and bring it to the Annual Meeting.

         Under Pennsylvania law and the Company's bylaws, the presence of a quorum is required to transact business at the Annual Meeting. At the Annual Meeting, a quorum will require the presence, either in person or by proxy, of a majority of the shares entitled to vote.

         Brokerage firms have the authority to vote clients' unvoted shares on some "routine" matters under applicable stock exchange rules. When a brokerage firm votes its clients' unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients' unvoted shares on non-routine matters, which results in a broker non-vote. Since there is a contested election for Directors, the election should be treated as a non-routine matter. Thus, if you do not give your broker specific instructions, under Pennsylvania Business Corporation Law your shares will not be considered to be present or votes cast and will have no effect on the election of Directors at the Annual Meeting.

         Shares of Common Stock represented by a valid, unrevoked GOLD proxy card will be voted as specified. You may vote for the Stockholder Nominees or withhold authority to vote for the Stockholder Nominees by marking the proper box on the GOLD proxy card. Shares represented by a properly executed GOLD proxy card where no specification has been made will be voted for the Stockholder Nominees, for the appointment of Deloitte & Touche LLP and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting. The persons named as proxies in the enclosed proxy card may exercise discretionary authority only as to matters unknown to the Nominating Stockholders a reasonable time before the Annual Meeting.

         If your shares are held in the name of a custodian and you want to vote in person at the Annual Meeting, you may specially request a document called a "legal proxy" from the custodian and bring it to the Annual Meeting.

           IF YOU NEED ASSISTANCE, PLEASE CONTACT OUR PROXY SOLICITOR,
               D.F. KING & CO., INC., TOLL-FREE AT (888) 628-8208.

         You are being asked to elect the Stockholder Nominees and to approve the other proposal described in this Proxy Statement. Stockholders should refer to the Company's proxy statement for the names, backgrounds, qualifications and other information concerning the Company's nomination for Director.

         IF YOU WISH TO VOTE FOR THE ELECTION OF THE STOCKHOLDER NOMINEES TO THE COMPANY'S BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                              REVOCATION OF PROXIES

         Stockholders may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to (i) the Nominating Stockholders in care of D.F. King & Co., Inc. at 48 Wall Street, New York, New York 10005 or
(ii) the Secretary of First Keystone Financial, Inc., Ms. Carol Walsh, Corporate Secretary, First Keystone Financial, Inc., 22 West State Street, Media, Pennsylvania 19063. Although a revocation is effective if delivered to the Company, the Nominating Stockholders request that either the original or photostatic copies of all revocations be mailed to the Nominating Stockholders in the care of D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, so that the Nominating Stockholders will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding shares of Common Stock. Additionally, D.F. King & Co., Inc. may use this information to contact Stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Stockholder Nominees and approval of the other proposal described herein.

                             ADDITIONAL INFORMATION

         The principal executive offices of the Company are located at 22 West State Street, Media, Pennsylvania 19063. Except as otherwise noted herein, the information concerning the Company has been taken from or is based upon documents and records on file with the Securities and Exchange Commission, including the Company's proxy statement for the Annual Meeting, and other publicly available information.

         The principal executive offices of the Nominating Stockholders are located at 9665 Wilshire Blvd, Suite 200, Beverly Hills, California 90212.

         Additional information about the Nominating Stockholders may be found in Exhibit A to this Proxy Statement and in the Schedules 13D filed by certain of the Nominating Stockholders with the Commission on November 29, 2006, available at the SEC's website at www.sec.gov.

                          PROXY SOLICITATION; EXPENSES

         Proxies may be solicited by the Nominating Stockholders by mail, advertisement, telephone, facsimile, telegraph and personal solicitation. Phone calls will be made to individual Stockholders by the Nominating Stockholders and their affiliates and employees of D.F. King & Co., Inc. Certain of the employees of affiliates of the Nominating Stockholders may perform secretarial work in connection with the solicitation of proxies, for which no additional compensation will be paid. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the Nominating Stockholders' solicitation material to their customers for whom they hold shares and the Nominating Stockholders will reimburse them for their reasonable out-of-pocket expenses. The Nominating Stockholders have retained D.F. King & Co., Inc. to assist in the solicitation of proxies and for related services. The Nominating Stockholders will pay D.F. King & Co., Inc. a fee of approximately $25,000 and have agreed to reimburse it for its reasonable out-of-pocket expenses. In addition, the Nominating Stockholders have agreed to indemnify D.F. King & Co., Inc. against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. The Securities and Exchange Commission deems such an indemnification to be against public policy. Approximately twenty-five (25) persons will be used by D.F. King & Co., Inc. in its solicitation efforts.

         The entire expense of preparing, assembling, printing and mailing this Proxy Statement and related materials and the cost of soliciting proxies will be borne equally by Lawrence Partners, L.P. and Lawrence Offshore Partners, LLC. The Nominating Stockholders do not intend to solicit proxies using Internet voting. Although no precise estimate can be made at the present time, the Nominating Stockholders currently estimate that the total expenditures relating to the Proxy Solicitation incurred by the Nominating Stockholders will be approximately $100,000 of which $50,000 has been incurred to date. The Nominating Stockholders intend to seek reimbursement from the Company for those expenses incurred by the Nominating Stockholders, if the Stockholder Nominees are elected, but does not intend to submit the question of such reimbursement to a vote of the Stockholders.

         For the proxy solicited hereby to be voted, the enclosed GOLD proxy card must be signed, dated and returned to the Nominating Stockholders, c/o D.F. King & Co., Inc., in the enclosed envelope in time to be voted at the Annual Meeting. If you wish to vote for the Stockholder Nominees, you must submit the enclosed GOLD proxy card. Do NOT submit the Company's proxy card. If you have already returned the Company's proxy card, you have the right to revoke it as to all matters covered thereby and may do so by subsequently signing, dating and mailing the enclosed GOLD proxy card. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING.

         Only holders of record of the Common Stock on the Record Date will be entitled to vote at the Annual Meeting. If you are a Stockholder of record on the Record Date, you will retain the voting rights in connection with the Annual Meeting even if you sell such shares after the Record Date. Accordingly, it is important that you vote the shares of Common Stock held by you on the Record Date, or grant a proxy to vote such shares on the GOLD proxy card, even if you sell such shares after such date.

         Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment or postponement of the Annual Meeting and will not be used for any other meeting.

                 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

         Each of the Nominating Stockholders and each of the Stockholder Nominees is a participant in this solicitation.

         For additional information concerning the Nominating Stockholders, see Exhibit A. For information regarding ownership of the Company's stock by the Nominating Stockholders, see Exhibit A.

         For information regarding purchases and sales of the Company's securities during the past two years by the Nominating Stockholders and the Stockholder Nominees, see Exhibit B.

         No Stockholder Nominee is involved in any material pending legal proceedings with respect to the Company. Except as set forth in this Proxy Statement, there is no other arrangement or understanding between any Stockholder Nominee and any other person pursuant to which he was or is to be selected as a Stockholder Nominee or Director. None of the Stockholder Nominees currently holds any position or office with the Company or has ever served previously as a Director of the Company.

         The Nominating Stockholders reserve the right to retain one or more financial advisors and proxy solicitors, who may be considered participants in a solicitation under Regulation 14A of the Securities Exchange Act of 1934. Lawrence Partners, L.P. and Lawrence Offshore Partners, LLC. will split the expenses of any such solicitation.

         Except as set forth in this Proxy Statement (including Exhibits A and B), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any of the Company's securities; (iii) no participant in this solicitation owns any of the Company's securities which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any of the Company's securities during the past two years; (v) no part of the purchase price or market value of the Company's securities owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any of the Company's securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;
(vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any of the Company's securities; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant in this solicitation or any of his/its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company's last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000; and (x) no person, including the participants in this solicitation, who is a party to an arrangement or understanding pursuant to which the Stockholder Nominees are proposed to be elected has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on at the Annual Meeting.

                                I M P O R T A N T

         If your shares are held in "street name," only your bank or broker can vote your shares and only upon receipt of your specific instructions. Please return the proxy provided to you or contact the person responsible for your account and instruct them to vote for the Stockholder Nominees on the GOLD proxy card.

         If you have any questions, or need further assistance, please call our proxy solicitor: D.F. King & Co., Inc. Attn: Richard Grubaugh, 48 Wall Street, New York, New York 10005, at (888) 628-8208.

         THE NOMINATING STOCKHOLDERS HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS INCLUDED IN THE COMPANY'S PROXY STATEMENT. THIS DISCLOSURE INCLUDES, AMONG OTHER THINGS, SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT, INFORMATION REGARDING STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING, BIOGRAPHICAL INFORMATION ON THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS, INFORMATION CONCERNING EXECUTIVE COMPENSATION AND AN ANALYSIS OF CUMULATIVE TOTAL RETURNS ON AN INVESTMENT IN SHARES DURING THE PAST FIVE YEARS. STOCKHOLDERS SHOULD REFER TO THE COMPANY'S PROXY STATEMENT IN ORDER TO REVIEW THIS DISCLOSURE. WE URGE YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF OUR NOMINEES.

Dated: January 18, 2007

Sincerely,

THE NOMINATING STOCKHOLDERS

Lawrence Partners, L.P.
Lawrence Offshore Partners, LLC
Lawrence Garshofsky

                                    EXHIBIT A

               INFORMATION CONCERNING THE NOMINATING STOCKHOLDERS

         The names and addresses of the Nominating Stockholders are:

         Lawrence Partners, L.P., a California limited partnership
         ("LP Domestic")
         9665 Wilshire Blvd., Suite 200
         Beverly Hills, California  90212

         Lawrence Offshore Partners, LLC, a Manx limited liability company ("LP Offshore")
         c/o Lawrence Garshofsky and Company LLC
         9665 Wilshire Blvd., Suite 200
         Beverly Hills, California  90212

         Lawrence Garshofsky
         c/o Lawrence Garshofsky and Company LLC
         9665 Wilshire Blvd., Suite 200
         Beverly Hills, California  90212

         Lawrence Garshofsky and Company LLC, a California limited liability company ("LGC"), is the sole general partner of LP Domestic and is the sole investment manager of LP Offshore. In those capacities, LGC has the power and authority to cause each of the Nominating Stockholders to make the nominations described below. Lawrence Garshofsky is the managing member of LGC and, in that capacity, has the authority to cause LGC to exercise its powers described in the preceding sentence.

         The following entity is a Stockholder that the Nominating Stockholders believe will support the Stockholder Nominees:

         The Value Realization Fund, L.P., a Delaware limited partnership
         ("VRF")
         c/o Lawrence Garshofsky and Company LLC
         9665 Wilshire Blvd., Suite 200,
         Beverly Hills, California  90212

         LGC is a sub-investment adviser to VRF, a private investment fund. In that capacity LCG manages an account in VRF's name and currently has the authority to direct the voting of securities VRF owns in that account. Other than LGC and the Susskind Family Trust, the Nominating Stockholders do not know that any other Stockholder supports the nomination of its nominees for Director. The Nominating Stockholders hold their shares of Common Stock in "street name" with brokerage firms, so they do not know whether their names or addresses appear on the Company's books and records.

         The following sets forth the name and the number of shares of Common Stock of the Company beneficially owned as of January 17, 2007, by each of the Nominating Stockholders and certain persons the Nominating Stockholders expect to vote in favor of the Nominating Stockholders' nomination.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

                                           Amount and Nature
Name of Beneficial                           of Beneficial     Percent of Common
Owner (1)                                     Ownership (3)     Stock Owned (2)
----------------------------------------   -----------------   -----------------
Lawrence Partners, L.P.                        125,680               5.2%

Lawrence Offshore Partners, LLC                125,680               5.2%

The Value Realization Fund, L.P.
("VRF")                                         30,170               1.2%

Lawrence Garshofsky and Company
LLC ("LGC") (4)                                155,850               6.4%

Lawrence Garshofsky (5)                        155,850               6.4%

Jeffrey E. Susskind (6)                          5,000               0.2%

(1) The principal business address of each of the beneficial owners is 9665 Wilshire Blvd., Suite 200, Beverly Hills, California 90212.

(2) Percentage of outstanding is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and is based on 2,427,928 shares of Common Stock outstanding as of the Record Date as set forth in the Company's proxy statement.

(3) The beneficial owner has shared voting and shared dispositive power with regard to each share of common stock listed. There are no shares of Common Stock listed that are owned of record, but not beneficially.

(4) LGC is not a Stockholder, but controls the Nominating Stockholders and has been granted the authority to dispose of and vote the securities reflected above as owned by the Nominating Stockholders and VRF, in its capacity as investment adviser (and, in one case, general partner). The Nominating Stockholders and VRF, or persons or entities that own them, have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the securities held in their respective accounts.

(5) Lawrence Garshofsky, as managing member of LGC, has the authority to exercise LGC's authority described above. Shares held by Mr. Garshofsky include 10,000 shares he holds as a grantor and trustee of the Garshofsky Family Trust, U/A/D March 31, 2000, as amended. He shares voting and dispositive power over those shares with the co-trustee, his wife. He and the co-trustee have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the securities held in the trust. The Nominating Stockholders expect that the shares of Common Stock held by the Garshofsky Family Trust will be voted "For" the Stockholder Nominees.

(6) Mr. Susskind, a Stockholder Nominee, is the trustee of the Susskind Family Trust which owns 5,000 shares of Common Stock. The Nominating Stockholders expect that the shares of Common Stock held by the Susskind Family Trust will be voted "For" the Stockholder Nominees.

                                    EXHIBIT B

       STOCK TRANSACTIONS BY NOMINATING STOCKHOLDERS, STOCKHOLDER NOMINEES
                         AND OTHERS DURING LAST 2 YEARS

                                                                         PURCHASE (P) OR
                                             DATE     NUMBER OF SHARES      SALE (S)
                                           --------   ----------------   ----------------
Lawrence Partners, L.P.                    12/06/04           300               P
                                           12/07/04           100               P
                                           02/17/05         1,320               P
                                           08/24/05        12,120               P
                                           08/25/05         1,320               P
                                           08/29/05         2,080               P
                                           12/12/05        11,400               P
                                           11/21/06         2,500               S

Lawrence Offshore Partners, LLC            11/24/04           240               P
                                           12/07/04           100               P
                                           12/31/04           100               P
                                           02/17/05         1,220               P
                                           08/24/05        12,120               P
                                           08/25/05         1,320               P
                                           08/29/05         2,080               P
                                           12/12/05        11,400               P
                                           11/21/06         2,500               S

The Value Realization Fund, L.P.           11/12/04           260               P
                                           12/07/04            56               P
                                           02/17/05           660               P
                                           08/24/05         6,060               P
                                           08/25/05           660               P
                                           08/29/05         1,040               P
                                           12/12/05         5,700               P

Susskind Family Trust                      11/21/06         2,500               P
                                           11/21/06         2,500               P

         The Nominating Stockholders and VRF did not specifically borrow to purchase the shares of Common Stock identified above. However, those shares where purchased and are held in margin accounts, together with all the other portfolio securities of the respective holders. As of December 29, 2006, Lawrence Partners, L.P. had an outstanding debit balance in its account of approximately $1.64 million.

                                    P R O X Y

THIS PROXY IS SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF FIRST KEYSTONE FINANCIAL, INC. BY LAWRENCE PARTNERS, L.P., LAWRENCE OFFSHORE PARTNERS, LLC AND LAWRENCE GARSHOFSKY TO PRESERVE STOCKHOLDER VALUE AND FOR THE STOCKHOLDER NOMINEES LISTED BELOW. THIS PROXY IS NOT BEING SOLICITED BY THE BOARD OF DIRECTORS OF FIRST KEYSTONE FINANCIAL, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Lawrence Garshofsky, Jeffrey E. Susskind and Richard Grubaugh, and each of them, with full power of substitution as proxy for the undersigned, to vote all shares of common stock of First Keystone Financial, Inc. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on February 7, 2007, or any adjournment(s) or postponement(s) thereof (the "Meeting"), as follows:

1.   ELECTION OF DIRECTORS

         To elect: LAWRENCE GARSHOFSKY and JEFFREY E. SUSSKIND

                        ____ FOR ALL ___ WITHHOLD FOR ALL

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF LAWRENCE GARSHOFSKY OR JEFFREY E. SUSSKIND, WRITE THE RESPECTIVE NAME(S) IN THE FOLLOWING SPACE(S) OR WITHHOLD AUTHORITY FOR ALL OF THEM BY PLACING AN "X" NEXT TO WITHHOLD.

--------------------------------------------------------------------------------

2. APPOINTMENT OF DELOITTE & TOUCHE LLP, AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2007:

                       ____ FOR ____ AGAINST ____ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE STOCKHOLDER NOMINEES AS A DIRECTOR AND "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP, AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournments or postponements thereof, as provided in the proxy statement provided herewith. The proxies may exercise discretionary authority only as to matters unknown to the Nominating Stockholders a reasonable time before the Annual Meeting.

         IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY.

                 CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

Please sign exactly as your name appears hereon or on your proxy cards previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy card votes all shares held in all capacities.

                 (FOR YOUR PROXY TO BE VALID, IT MUST BE DATED)


                                       Dated: __________________________________


                                       _________________________________________
                                       (Signature)


                                       _________________________________________
                                       (Signature, if jointly held)


                                       Title: __________________________________


                PLEASE SIGN, DATE AND MAIL THIS PROXY CARD TODAY.